Page Fifteen
                 AGREEMENT TO PURCHASE WATER

     AGREEMENT entered into this 18th day of January, 1984 by and between THE SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY (hereinafter referred to as the "AUTHORITY") and THE ANSONIA DERBY WATER COMPANY (hereinafter referred to as the "COMPANY").

     WHEREAS, the COMPANY wishes to purchase a portion of its water supply requirements from the AUTHORITY; and

     WHEREAS, the AUTHORITY is willing to sell specific amounts of water to the COMPANY; and

     WHEREAS, in order to accomplish the purposes stated above, pipeline, control facilities, and related items (collectively, the "Project") will be required to be designed, constructed and installed between the location of the AUTHORITY's existing water system and the COMPANY's existing water system; and

     WHEREAS, the parties hereto wish to set forth the respective rights, responsibilities and remedies of the parties.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto, intending to be bound, agree as follows:

1. Connection Between Water Systems - The AUTHORITY will construct a pipeline from its Grassy Hill Tank in Orange, Connecticut to the COMPANY's water system in Derby, Connecticut. The size of this connecting pipeline, its location and necessary control facilities will be as recommended by the COMPANY's Consulting Engineer, Roald Haestad, Inc. of Waterbury, Connecticut and as approved by the AUTHORITY. The design criteria for the connection will be that it is sufficient in capacity to meet maximum day and peak hour demands for the portion of the COMPANY's water system currently served by the Derby Hill (Sentinel
Hill) Reservoirs which will be abandoned: after this connection is completed. The cost of constructing this connection is the responsibility of the AUTHORITY.

2. Condition Precedent to Authority's Obligation - The AUTHORITY shall have no obligation to commence construction of the connecting pipeline or take any other action with respect to the Project unless and until the City of Derby shall have approved, in form satisfactory to the AUTHORITY,the connection of such pipeline to the 12-inch main owned by the City of Derby which runs along New Haven Avenue from The Ansonia Derby Water Company distribution system at Washington Avenue in Derby.

3. Ownership of Facilities - All facilities constructed pursuant to this Agreement will be owned solely by the AUTHORITY.

4. Quantities - The AUTHORITY agrees to deliver up to 2 million gallons of water per day to the COMPANY water system at a hydraulic gradient of 277 feet based on U.S.G.S. data. Commencing on the Purchase Effective Date, the COMPANY agrees to purchase at least 200 million gallons per year during each calendar year included in the term (including any extensions pursuant to Section 7 hereof) of this Agreement and to purchase at least 5 million gallons per month during each calendar month included in such term. As used herein, the term "Purchase Effective Date" shall mean the later to occur of (i) September 1, 1984 and (ii) the date the pipeline described herein is placed in service.


Page Sixteen

5. Water Quality - The water supplied by the AUTHORITY under this Agreement at all times shall, at the point of metering (which shall be considered to be the point of delivery), satisfy all standards imposed by any Federal or State agency having jurisdiction over the quality of public drinking water. If the AUTHORITY shall fail to provide to the COMPANY water which satisfies all such standards and such failure shall continue for 30 days after receipt by the AUTHORITY of written notice thereof, the COMPANY, in its sole discretion, by written notice to the AUTHORITY may terminate its obligation to purchase water hereunder. Such termination shall be effective upon receipt by the AUTHORITY of notice thereof.

6. Term of Contract - This Agreement shall be effective as of the date first above written, and will remain in full force and effect until the Termination Date. As used herein, the term "Termination Date " shall mean the earlier to occur of (i) the effective date of the merger of the COMPANY with and into the AUTHORITY or any wholly-owned subsidiary of the AUTHORITY, (ii) the effective date of the purchase by the AUTHORITY of substantially all of the assets of the COMPANY, and (iii) that date which is seven years after the Purchase Effective Date; provided that in the event of each extension of the term of this Agreement pursuant to Section 7 hereof, the date described in (iii) above shall be automatically extended by the term of such extension. Subject to
Section 2 hereof, the AUTHORITY will use its best efforts to construct the necessary facilities and commence delivery of water to the COMPANY on or prior to September 1, 1984.

7. Extension - This Agreement may be extended for additional ten-year periods after the expiration of the initial contract period referred to in clause (iii) of Section 5 above with the written consent of both the AUTHORITY and the COMPANY. In order to effect such an extension, the COMPANY must give written notification of each such election no later than two years prior to the last day of the immediately preceding term. The AUTHORITY shall, no later than 90 days after receipt of such notice from the COMPANY, give the COMPANY written notice of either its approval or its disapproval, as the case may be, of such extension. The terms and conditions applicable to any such period of extension shall be the same as provided herein.

8. Metering - The parties hereto agree that metering shall be considered to be a part of the Project and the obligations of the parties with respect to metering shall be on the same terms and conditions as provided for herein with respect to other portions of the Project. Notwithstanding anything herein to the contrary, the AUTHORITY shall have ownership of such meters and the right and obligation to maintain such meters. The meters shall be tested at six-month intervals and if there is a meter error of five percent or more, adjustment will be made to the COMPANY's water service charge on the basis of one-half the time elapsed since the last test of the meter in question, unless the exact period of existence of said error can be conclusively established. In the event of loss of registration of flow during any month, the COMPANY will be deemed to have consumed during such month an amount of water equal to the historical average monthly consumption by the COMPANY for such month, determined by dividing (x) the sum of the consumption by the COMPANY for such month in each year commencing with the first such month after the Purchase Effective Date and extending to and including such month in the immediately preceding year, by (y) that number which represents the total number of years elapsed since the first such month after the Purchase Effective Date; provided that if such loss of registration should occur prior to twelve months after the Purchase Effective Date, the COMPANY will be deemed to have consumed during such month an amount of water equal to that consumed by it during the immediately preceding month.


Page Seventeen

9. Cost of Water to be Delivered - The cost to the COMPANY of water delivered pursuant to this Agreement will be computed using the cost allocations detailed in the study entitled "Wholesale Rate Study" prepared by Guastella Associates, Inc., and dated June 27, 1983, which cost to the COMPANY as of the date hereof would be $680 per million gallons. It is agreed that this study and the cost allocations detailed therein will be updated at the time of each of the AUTHORITY'S rate cases subsequent to the date of this Agreement. It is agreed that with respect to each such updating: (i) the amount used for expenditures will be based on the operating and maintenance budget used for rate making purposes, and will include any adjustments made during the rate making process; (ii) book value of Utility Plant will be based on the AUTHORITY's most recent annual filing with the Connecticut Department of Public Utility Control; and (iii) the percentages used to allocate expenditures to general service, as used on Schedule B and Schedule C-1 of said study, will not change during the term (including any extension pursuant to Section 7 hereof) of this Agreement.

     The AUTHORITY will invoice the COMPANY each month for the cost of the full amount of water delivered during the previous month. The
COMPANY will pay to the AUTHORITY the amount set forth on each invoice no later than 30 days after the date thereof.

10. Approvals - It is understood by the parties that this Agreement is subject to approval by all agencies and regulatory bodies of the State of Connecticut which have jurisdiction with respect hereto, including without limitation the Department of Public Utility Control, the Department of Health Services and the Department of Environmental Protection, and is also subject to the approval of the Representative Policy Board of the AUTHORITY. The AUTHORITY and the COMPANY agree to cooperate and use their best efforts in. securing all necessary approvals.

11. Force Majeure - The AUTHORITY shall have no liability of any type whatsoever to the COMPANY or any other party for any failure, or as a result of any failure, to perform any obligation under this Agreement, which failure is occasioned by or in consequence of any act of God, act of public enemy, war, blockage, insurrection, riot, epidemic, land slide, lightning, earthquake, fire, storm, flood, washout, civil disturbance, power failure, explosion, breakage or accident to machinery or lines of pipe, failure or want of water supply, binding order, decree, regulation or judgment of any court or governmental authority, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the AUTHORITY which act, omission, or circumstance the AUTHORITY is unable to prevent or overcome by the exercise of due diligence.


Page Eighteen

12. Indemnification - Subject to Section 11 hereof, the AUTHORITY and the COMPANY each hereby agree to indemnify and hold harmless the other against all costs, fees, expenses, damages and losses of any type or nature which may be incurred as a result of the breach of any of the terms of this Agreement by the other party.

13. Non-Assignability - This Agreement shall inure to the benefit of the parties hereto and their successors; neither this Agreement nor the rights or obligations of the parties hereunder may be assigned to any other party, either in whole or in part, by either party hereto without the written consent of the other party hereto. For the purposes of this
Section 13, the term "successor" shall be deemed to include any entity which purchases substantially all of the assets of either the AUTHORITY or the COMPAMY, as well as any successor through merger to either the AUTHORITY or the COMPANY.

14. Default - Upon the occurrence of any event of default hereunder, all sums due to the AUTHORITY to date shall immediately become due and payable. In addition to any other remedy provided for hereunder, upon the occurrence of any event of default hereunder, the AUTHORITY shall have the right, at its sole option, to terminate the supply of water service to the COMPANY and to exercise all rights and remedies available to it either at law or in equity. Each of the following shall be deemed to be an event of default hereunder:

     a. The COMPANY fails to promptly observe, perform or comply with any obligation, condition, or covenant to be observed, performed, or complied with by the COMPANY hereunder.

     b. The COMPANY fails to pay to the AUTHORITY any amount due hereunder on or prior to the 30th day after the date of the invoice with respect to such amount.

     c. The COMPANY makes an assignment for the benefit of creditors or is generally unable to pay its debts as they become due;
         or a decree or order appointing a receiver, custodian or trustee for it or for substantially all of its properties is entered and, if entered without its consent, remains in effect for more than 30 days; or the COMPANY commences a voluntary case under any law relating to bankruptcy, insolvency, reorganization or other relief of debtors or any such case of an involuntary nature is filed against it and is consented to by it or, if not consented to, is not dismissed within 30 days.


Page Nineteen

15. Further Assurances - The COMPANY and the AUTHORITY each agrees to perform all other acts and execute and deliver all other documents reasonably requested by the other to facilitate and complete construction of the project and to carry out the intent and purposes of this Agreement, including without limitation the execution and delivery by the COMPANY of such documents, instruments and agreements as are necessary to grant to the AUTHORITY such easements and rights of access as are resonably necessary for the construction and maintenance of the Project.

16. Trade Secrets - The COMPANY and the AUTHORITY each agree that in the event it shall obtain any trade secret or other information of a confidential nature relating to the other, such information will be held in confidence and not be disclosed to any other person or party.

17. Notice - Any notice or demand given pursuant to this Agreement shall be deemed to have been given in accordance with the terms hereof when delivered in person to the persons designated below or their successors or permitted assigns, or when sent by registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the COMPANY:

                           The Ansonia Derby Water Company
                           230 Beaver Street
                           Ansonia, Connecticut 06401
                           Attn:     John B. Dearborn
                                     President

                           If to the AUTHORITY:

                           South Central Connecticut
                           Regional Water Authority
                           90 Sargent Drive
                           New Haven, Connecticut 06511-05966
                           Attn:     George E. Block, Jr.
                                     Director of Engineering

Either party may change its address or addresses by notice to the other party.

18. Governing Law - This Agreement is being delivered in, and shall be construed and interpreted according to the laws of, the State of Connecticut.


Page Twenty

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 18th day of January, 1984.


                                          SOUTH CENTRAL CONNECTICUT
                                          REGIONAL WATER AUTHORITY


                                          By: ___________________________
                                               Its


                                          THE ANSONIA DERBY WATER COMPANY


                                          By: ___________________________
                                               Its



Page Twenty-One

             [Letterhead of Regional Water Authority]




December 29, 1988




Mr. Aldore J. Rivers, President
The Ansonia Derby Water Company
230 Beaver Street
Ansonia, CT 06401


Dear Mr. Rivers:


Approval of Extension for Ten-Year Period of the Agreement to Purchase Water by and Between the South Central Connecticut Regional Water
Authority and The Ansonia Derby Water Companv Dated January 18. 1984 as Amended by Letter Agreement Dated November 8. 1984

In response to your written request dated November 8, 1988 to extend the above Agreement for a ten-year period, the South Central Connecticut Regional Water Authority ("Authority") approves said request and the contract period is herewith extended pursuant to Section 7 of the Agreement from December 3, 1991 to December 3, 2001. For convenience, this Letter Agreement will be referred to as Amendment Number 2 to the Agreement.

Will you kindly indicate the acceptance of The Ansonia Derby Water Company by signing below and returning the executed counterpart of this Letter Agreement to the undersigned.

SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY



By_______________________
   Richard P. McHugh
   Its Executive Director


                                     THE ANSONIA DERBY WATER COMPANY



                                      By ____________________________
                                          Aldore J. Rivers
                                          Its President



Page Twenty-Two

   [Letterhead of South Central Connecticut Regional Water Authority]




November 8, 1984

                                                       RECEIVED
The Ansonia Derby Water Company
230 Beaver Street
Ansonia, Connecticut 06401                            NOV 1 3 1984
Attention: John B. Dearborn                         THE ANSONIA DERBY
                                                      WATER COMPANY
Gentlemen:

SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY (the "AUTHORITY") hereby agrees with you to amend the Agreement to Purchase Water dated January 18, 1984, between the AUTHORITY and you (the "Agreement") and such Agreement is hereby amended as follows:

    1. Section 1 of the Agreement is amended by deleting the word "size" in the second sentence thereof and inserting in lieu thereof the word "location."

    2. Section 1 of the Agreement is further amended by deleting the comma following the word "pipeline" in the second sentence thereof, and by deleting the phrase "its location and necessary control facilities" from the second sentence thereof.

    3. Section 4 of the Agreement is amended by inserting the phrase (the "Annual Minimum")" in the second sentence thereof between the words "year" and "during", and by inserting the phrase
       "(the "Monthly Minimum")" in the second sentence thereof between the words "month" and "during".

    4. Section 4 of the Agreement is further amended by inserting the following as the second paragraph thereof:

           If the COMPANY should fail to take the Monthly Minimum in any calendar month included in the term of this Agreement and during such calendar month such Monthly Minimum was available for deliver at the point of delivery to the COMPANY, then the COMPANY shall be deemed to have taken and the AUTHORITY shall be deemed to have delivered the Monthly Minimum during such month. If the COMPANY should fail to take the Annual Minimum in any calendar year included in the term of this Agreement (including for purposes of determining the amount taken during any such calendar year all amounts previously deemed to have been taken during such year) and during such calendar year such Annual Minimum was available for delivery at the point of delivery to the COMPANY, then the COMPANY shall be deemed to have taken and the AUTHORITY shall be deemed to have


Page Twenty-Three

           delivered during December of such year that amount of water equal to the difference between the Annual Minimum and the amount of water taken during such calendar year (including for purposes of determining the amount taken during any such calendar year all amounts previously deemed to have been taken during such year). In the event any partial calendar year is included in the term of this Agreement, then the COMPANY shall be deemed to have taken during the last calendar month so included that amount of water, if any, necessary in order to result in the ratio of (w) water taken during such partial calendar year (including for purposes of determining the amount taken during any such partial calendar year all amounts previously deemed to have been taken during such calendar year) to (x) the Annual Minimum being greater than or equal to the ratio derived by dividing (y) the number of calendar months in such partial year by (z) 12; provided, however, that during such partial calendar year an amount of water equal to (i) the Annual Minimum divided by (ii) the number of calendar months in such partial calendar year must have been available for delivery at the point of delivery to the COMPANY.

5. Section 5 of the Agreement is amended by deleting the phrase "the point of metering (which shall be considered to be the point of delivery)" in the first sentence thereof and inserting in lieu thereof the phrase "the downside face of the meter located at the end of the connecting pipeline referred to in Section 1 of this Agreement (which for all purposes of this Agreement shall be deemed to be the point of delivery)".

6. Section 9 of the Agreement is amended by inserting in the first sentence of the second paragraph thereof between the words "delivered" and "during" the phrase "(or deemed to be delivered)". If the foregoing amendment is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this letter and return such counterpart to the AUTHORITY, whereupon this Amendment to the Agreement will become binding between us in accordance with its terms and as if fully set forth in the Agreement.

THE ANSONIA DERBY WATER COMPANY           SOUTH CENTRAL CONNECTICUT
                                           REGIONAL WATER AUTHORITY


By ____________________________           By ___________________________
    Its                                       Its